EXHIBIT 99.1

Consolidated Communications Announces Completion of Amendment and Extension of Its Senior Secured Credit Facility

MATTOON, Ill., June 8, 2011 (GLOBE NEWSWIRE) -- Consolidated Communications (Nasdaq:CNSL) today announced the successful completion of an amendment and extension of its secured and revolving credit facility.

"We are very pleased with the execution of this transaction as it provides longer term financing at a reasonable cost of capital," said Bob Currey, President and Chief Executive Officer. "Based on current market conditions, we wanted to be opportunistic in extending a portion of our debt and improving our balance sheet, while maintaining a comfortable dividend payout ratio."

Amend and Extend Summary

The Company has extended $409.1 million of its Term Loan B to December 31, 2017. This extended traunche is priced at LIBOR plus 375 basis points, while the non-extended portion remains at LIBOR plus 250 basis points. Both the extended and non-extended debt will continue with no LIBOR floor.

The Company has extended most of its $50 million undrawn Revolving credit to June 8, 2016. This traunche, if drawn, continues to be based on the same total leverage scale as the non-extended portion and includes a 75 basis point increase.

The agreement includes a 1% amortization on the principal portion of the debt beginning March 31, 2012. This results in a planned debt reduction of $2.2 million per quarter starting next year.

The agreement increases the incremental facility from $250 million to $300 million, which, based upon certain restrictions, can be used in an acquisition or for refinancing the non-extended portion.

The agreement includes modifications to eliminate the net hedging obligations from the definition of indebtedness and to allow certain transaction fees and non-cash expenses to be added back to the definition of adjusted EBITDA. There are no changes to the covenants.

"We are pleased with the support of our bank group on this transaction," said Steve Childers, Chief Financial Officer. "Improving our capital structure, balanced with a comfortable payout ratio, continues to be a priority for us. Even with the amend and extend transaction, we are comfortable with our full year 2011 guidance on cash interest expense in the range of $45.0 million to $48.0 million. The increased cost of the amend and extend is offset by continuing low LIBOR rates."

The form 8-K with the agreement will be filed with the Securities and Exchange Commission in the next few days and will be available under the Investor Relations section of our website at www.consolidated.com.

Wells Fargo Securities, LLC acted as sole lead arranger on the deal.

About Consolidated

Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania. Each of the operating companies has been operating in its local market for over 100 years. As of March 31, 2011 the Company had 234,928 ILEC access lines, 81,631 Competitive Local Exchange Carrier (CLEC) access line equivalents, 107,634 DSL subscribers, 30,380 IPTV subscribers and 8,665 ILEC VOIP lines. The Company offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services and directory publishing.

CONTACT: Matt Smith
         Treasurer & Director of Finance
         217-258-2959
         matthew.smith@consolidated.com